COTTONWOOD COMMUNITIES, INC.
ARTICLES OF AMENDMENT
    Cottonwood Communities, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST: The Articles of Amendment and Restatement of the Corporation (the “charter”) are hereby amended as follows:
1.Section 6(a) of the Articles Supplementary for the Series A Convertible Preferred Stock as filed with the SDAT on September 18, 2023 is hereby amended and restated in its entirety as follows:
(a)    The Series A Convertible Preferred Stock shall be convertible into shares of Class I Common Stock at the option of the holder of Series A Convertible Preferred Stock beginning after such holder has held its Series A Convertible Preferred Stock for at least 2 years. The conversion right shall be exercised pursuant to the delivery of a written conversion notice (the “Conversion Notice”) to the Corporation by the holder of Series A Convertible Preferred Stock who is exercising its conversion right. A holder of Series A Convertible Preferred Stock may not exercise its conversion right for less than $10,000 of shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock will be converted, and shares of Class I Common Stock issued to the holder of Series A Convertible Preferred Stock effective as the first day of the month (even if the first day is not a Business Day) following receipt of the Conversion Notice (the “Conversion Date”), provided that the Corporation receives the Conversion Notice on or before the second to the last Business Day of the month preceding the Conversion Date.
SECOND: The foregoing amendment to the charter of the Corporation does not increase the authorized stock of the Corporation.

THIRD: These Articles of Amendment of the Corporation were approved by a majority of the entire Board of Directors of the Corporation and no stock entitled to vote on the matter was subscribed for or outstanding at the time of approval of the amendment.
FOURTH: The foregoing amendment to the charter shall become effective upon acceptance for record by the SDAT.
FIFTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested by its Secretary on February 5, 2024.

WITNESS:	COTTONWOOD COMMUNITIES, INC.

/s/ Gregg Christensen	/s/ Enzio Cassinis
Gregg Christensen, Secretary	Enzio Cassinis, President